UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

GLIDER ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51038	98-0373793
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852
(Address of principal executive office)    (Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Merger

On June 30, 2006, Gilder Enterprises, Inc., a Nevada corporation (“Registrant”) completed the acquisition of MedaSorb Corporation, a Delaware corporation (“MedaSorb”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Registrant, MedaSorb Acquisition Inc., a Delaware corporation (“Acquisition Sub”) and MedaSorb. A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.

The principal terms of the merger and a description of the business of MedaSorb is set forth below in Item 2.01.

Private Placement

Immediately following the merger, we sold 5,250,000 shares of our Series A 10% Cumulative Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), to three institutional investors pursuant to a Subscription Agreement filed as Exhibit 4.3 to this Current Report on Form 8-K and incorporated herein by reference, in a private offering exempt from registration pursuant to Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended (the “Securities Act”). The 5,250,000 shares of Series A Preferred Stock are initially convertible into 4,200,000 shares our common stock, par value $.001 per share (“Common Stock”).

The Series A Preferred Stock has a stated value of $1.00 per share and was sold for a purchase price equal to the stated value. The Series A Preferred Stock is not redeemable at the holder’s option but may be redeemed by us at our option following the third anniversary of the issuance of the Series A Preferred Stock for 120% of the stated value thereof plus any accrued but unpaid dividends upon 30 days' prior written notice (during which time the Series A Preferred Stock may be converted), provided a registration statement is effective under the Securities Act with respect to the shares of our Common Stock into which such Series A Preferred Stock is then convertible, and an event of default, as defined in the Certificate of Designations relating to the Series A Preferred Stock (the “Certificate of Designations”), is not then continuing. A copy of the Certificate of Designations is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Series A Preferred Stock has a dividend rate of 10% per annum, payable quarterly. The dividend rate increases to 20% per annum upon the occurrence of the events of default specified in the Certificate of Designations. Such dividends may be paid in cash or, provided no event of default is then continuing, with additional shares of Series A Preferred Stock valued at the stated value thereof. The Series A Preferred Stock is convertible into Common Stock at the conversion rate of one share of Common Stock for each $1.25 of stated value or accrued but unpaid dividends converted.

In conjunction with the issuance of the Series A Preferred Stock to the investors, we issued to them, for no additional consideration, five-year warrants (the “Warrants”) to purchase an aggregate of 2,100,000 shares of Common Stock at an exercise price of $2.00 per share. The form of the Warrants is filed as Exhibit 4.2 to this Current Report on Form 8-K and incorporated herein by reference. The aggregate number of shares of Common Stock covered by the Warrants equals, at the date of issuance thereof, one-half the number of shares of Common Stock issuable upon the full conversion of the Series A Preferred Stock issued to the investors on such date. We have agreed to file a registration statement under the Securities Act covering the Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants within 120 days following closing of the private placement and to cause it to become effective within 240 days of such closing. We also granted the investors demand and piggyback registration rights with respect to such Common Stock.

Both the conversion price of the Series A Preferred Stock and the exercise price of the Warrants are subject to “full-ratchet” anti-dilution provisions, so that upon future issuances of our Common Stock or equivalents thereof, subject to specified customary exceptions, at a price below the conversion price of the Series A Preferred Stock and/or exercise price of the Warrants, such conversion price and/or exercise price will be reduced to such lower price.

In connection with the sale of the Series A Preferred Stock and Warrants to the investors, Margie Chassman, the beneficial holder of approximately 42% of our outstanding shares of Common Stock, agreed to pledge certain securities held by her to the investors, which such investors may sell to ensure they do not suffer a loss on their investment in the first year following the date of their investment. In consideration of her pledge to these investors, we agreed to pay Ms. Chassman (i) $525,000 in cash, and (ii) five-year warrants to purchase 10% of the shares of Series A Preferred Stock and 10% of the Warrants sold to these investors for an exercise price equal to the price paid by the investors in the private placement for the Series A Preferred Stock and Warrants.

We anticipate that our other fees and expenses in connection with the sale of the Series A Preferred Stock and Warrants will amount to approximately $775,000.

Additionally, in connection with the merger, certain stockholders of ours, including our former principal stockholder, sold an aggregate of 3,617,500 shares of our common stock to several purchasers, and forfeited 4,105,000 shares of Common Stock, which we cancelled, so that prior to giving effect to the merger, we had outstanding 3,750,000 shares of Common Stock.

After giving effect to the merger, the surrender of shares described above and the sale of the Series A Preferred Stock and Warrants, we had issued and outstanding 24,090,929 shares of Common Stock and convertible securities, options and warrants that may be converted into or exercised for 9,624,648 additional shares of Common Stock. In addition, the holders of 240,929 shares of Common Stock and warrants to purchase an additional 240,929 shares of Common Stock have the right to exchange such shares of Common Stock and warrants for approximately 800,000 shares of Series A Preferred Stock and Warrants to purchase 400,000 shares of Common Stock at a price of $2.00 per share.

The securities we sold in the private placement have not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

In connection with the closing of the private placement, we agreed to make a short-term advance to Ms. Chassman in the amount of $500,000 bearing interest at the rate of 6% per annum, the repayment of which may be offset against amounts owed by us to Ms. Chassman under the $1,000,000 advance previously made by her to MedaSorb. The short-term advance will be secured by a pledge of publicly-traded securities with a market value equal to $500,000.

Termination of Joint Venture

On June 30, 2006, we also terminated our joint venture agreement with 5G Wireless pursuant to a Termination and Release Agreement, and in connection therewith, we sold our 51% interest in Nex Connectivity Solutions, Inc. to Dennis Tan, a Singapore national for $18,000 (Canadian). Accordingly, we are no longer engaged in the business of providing Internet access to hotels or other properties.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

Principal Terms of the Reverse Merger

Pursuant to the Merger Agreement, on June 30, 2006, we completed the acquisition of MedaSorb through a reverse triangular merger in which Acquisition Sub, a wholly owned subsidiary of ours formed solely for the purpose of facilitating the merger, merged with MedaSorb.  MedaSorb is now a wholly owned subsidiary of ours, and its business (which is described below) is now our only business.

In connection with the merger (i) the former stockholders of MedaSorb were issued an aggregate of 20,340,929 shares of Common Stock in exchange for the same number of shares of MedaSorb common stock previously held by such stockholders, (ii) outstanding warrants and options to purchase a total of 1,697,648 shares of the common stock of MedaSorb were cancelled in exchange for warrants and stock options to purchase the same number of shares of our Common Stock at the same exercise prices and otherwise on the same general terms as the MedaSorb options and warrants that were cancelled (the options issued to the employees, directors and consultants of MedaSorb being issued under our 2006 Long Term Incentive Plan), and (iii) certain providers of legal services to MedaSorb who previously had the right to be issued approximately 997,000 shares of MedaSorb common stock as payment toward accrued legal fees, became entitled to instead be issued the same number of shares of our Common Stock as payment toward such services. Immediately prior to the merger, after giving effect to the share cancellation transaction referred to above, we had outstanding 3,750,000 shares of Common Stock and no warrants or options to purchase Common Stock.

Concurrently with the closing of the merger, Joseph G. Bowes, our sole director and officer prior to the merger, appointed Al Kraus, Joseph Rubin, Esq., and Kurt Katz to the Board of Directors, and then resigned from the Board and from his positions as an officer. In addition, at such time, Al Kraus was appointed our President and Chief Executive Officer, James Winchester, MD was appointed our Chief Medical Officer, Vincent Capponi was appointed our Chief Operating Officer and David Lamadrid was appointed our Chief Financial Officer. Additional information with respect to our new directors and officers is provided in Item 2.01 of this Current Report on Form 8-K.

For accounting purposes, the merger is being accounted for as a reverse merger, since we were a shell company prior to the merger, the former stockholders of MedaSorb now own a majority of the issued and outstanding shares of our Common Stock, and the directors and executive officers of MedaSorb became our directors and executive officers. Accordingly, MedaSorb is treated as the acquiror in the merger, which is treated as a recapitalization of MedaSorb, and the pre-merger financial statements of MedaSorb will now be deemed to be our historical financial statements.

In connection with the merger, we also changed our principal executive offices to those of MedaSorb, which are located at 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852.

Form 10-SB Disclosure - Description of MedaSorb

Prior to closing of the merger, Registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Accordingly, set forth below is the information that would be required if Registrant were filing a general form for registration of securities on Form 10-SB under the Exchange Act.

Unless otherwise indicated or the context otherwise requires, all references below to “we,” “us,” “MedaSorb” and the “Company” are to Registrant together with MedaSorb, its wholly-owned subsidiary.

General

We are a medical device company that is currently in the development stage, headquartered in Monmouth Junction, New Jersey (near Princeton). We have developed and are preparing to commercialize a breakthrough blood purification technology that efficiently removes toxic compounds from circulating blood. Current state-of-the-art blood purification technology (such as dialysis) is incapable of effectively clearing these toxins.

Our products, which have not yet been introduced to the market, are known medically as hemoperfusion devices, and incorporate our proprietary adsorbent polymer technology. We believe that there are many potential healthcare applications for our products, including:

•	Adjunctive treatment and/or prevention of sepsis (bacterial infection of the blood);

•	prevention of damage to organs donated for transplant prior to organ harvest;

•	prevention of post-operative complications of cardiac surgery; and

•	long-term treatment of chronic kidney failure.

Product Strategy

MedaSorb is developing two product lines, CytoSorb™ and BetaSorb™, for use in acute and chronic treatments, respectively.  CytoSorb™ will initially be targeted for use as an adjunctive therapy in the acute treatment of the systemic inflammatory response syndrome (SIRS). BetaSorb™ is intended to be used as a complement to dialysis in the treatment of chronic end stage renal disease (ESRD).  We will first focus our efforts on commercializing CytoSorb™, which we believe will provide a relatively faster regulatory pathway to market. BetaSorb™’s potential for usage in chronic conditions such as ESRD is anticipated to have a longer and more complex regulatory pathway and will be pursued after commercialization of the CytoSorb™ product.

The first indication for CytoSorb™ will be in the treatment of sepsis, as an adjunctive therapy to the current standard of care.  Following the sepsis indication, we intend to continue our research in other acute conditions where CytoSorb™ has indicated potential, such as for use in cardiopulmonary bypass surgery addressing post operative complications of inflammation, and organ donation from brain dead organ donors, addressing the so-called cytokine storm associated with the decrease of viable organs from donors. We are also exploring the potential benefits the CytoSorb™ device may have in removing drugs from blood in situations such as patient overdoses.

We had initially identified end stage renal disease as the target market for our polymer-based adsorbent technology. End stage renal disease affects more than 1.3 million people worldwide and is the single most common application of blood purification technology today, namely hemodialysis. Hemodialysis is a life saving intervention, but is not nearly as effective as a healthy kidney in removing toxins from the bloodstream.

During the development of our end stage renal product (BetaSorb™), we identified several applications for our adsorbent technology in the treatment of critical care patients and recognized that our absorbent polymer represented a platform of broad application in medicine, well beyond the treatment of patients suffering from renal disease. As a result, we shifted our priorities to pursue critical care applications (such as for the treatment of sepsis) for our technology. We believe that, compared with the chronic renal application for our technology,

•	we will able to obtain the necessary regulatory approvals in a shorter period of time, allowing us to bring our CytoSorb™ product to market in a shorter time frame;

•	the production of CytoSorb™ will entail a lower capital requirement for manufacturing and generate significantly higher gross margins; and

•
the use of CytoSorb™ in critical care applications will result in quicker reimbursement because the use of our products in these situations (generally on an in-patient basis) will generally not be subject to pre-approval, or require a separate decision, by Medicare or the relevant HMO or other providers of medical benefits.

However, we continue to remain confident of the commercial potential of our BetaSorb™ device for chronic applications and will continue its development as a secondary product.

Corporate History

MedaSorb was organized as a Delaware limited liability company in August 1997 as Advanced Renal Technologies, LLC. MedaSorb changed its name to RenalTech International, LLC in November 1998, and to MedaSorb Technologies, LLC in October, 2003.  In December 2005, MedaSorb converted from a limited liability company to a corporation, changing its name to MedaSorb Corporation.

MedaSorb has engaged in research and development since its inception, and prior to the merger, we had raised approximately $53 million from investors. These proceeds have been used to fund the development of multiple product applications and to conduct clinical trials. These funds have also been used to establish in-house manufacturing capacity to meet clinical testing needs, expand our intellectual property through additional patents and to develop extensive proprietary know-how with regard to our products.

Gilder Enterprises, Inc., a Nevada corporation, was incorporated on April 25, 2002. Prior to the merger, through a 51% interest in Nex Connectivity Solutions under a joint venture arrangement with 5G Wireless Communications Pte. Ltd, the Registrant was engaged in the business of installing and operating computer networks that enabled business travelers to have high-speed access to the Internet. In connection with the merger, we terminated the joint venture arrangement and disposed of our interest in Nex Connectivity Solutions, which had generated minimal revenues and no profits. At the effective time of the merger, the Registrant fell within the definition of a “shell company” under the Exchange Act.

Technology, Products and Applications

For approximately the past half-century, the field of blood purification has been focused on hemodialysis, a mature, well accepted medical technique primarily used to sustain the lives of patients with permanent or temporary loss of kidney function. It is widely understood by the medical community that dialysis has inherent limitations in that its ability to remove toxic substances from blood drops precipitously as the size of toxins increases. Our hemocompatible adsorbent technology addresses this shortcoming by efficiently removing toxins largely untouched by dialysis.

Our products are known in the medical field as hemoperfusion devices. During hemoperfusion, blood is removed from the body via a catheter or other blood access device, perfused through a filter medium where toxic compounds are removed, and returned to the body.

We believe that our polymer adsorbent technology represents an effective therapeutic approach to severe health complications caused or complicated by large toxins circulating in the blood. Our technology has many potential applications in the treatment of common, chronic and acute healthcare complications including the treatment and/or prevention of sepsis; drug detoxification; the treatment of chronic kidney failure; the treatment of organ dysfunction resulting from trauma and severe burns; the treatment of liver failure; the prevention of post-operative complications of cardiopulmonary bypass surgery; and the prevention of damage to organs donated by brain-dead donors prior to organ harvest. These applications vary by cause and complexity as well as by severity but share a common characteristic i.e. high concentrations of toxins in the circulating blood.

Our products will be easy to use and will be able to be incorporated into existing extracorporeal blood handling equipment, including heart-lung bypass circuits and hemodialysis machines. They will require no additional, expensive equipment and require minimal training.

Markets, Size and Economic Potential

Sepsis

In the United States alone, there are more than one million new cases of sepsis annually; extrapolated to a global population, the worldwide incidence is several million cases per year. Severe trauma and community acquired pneumonia are often associated with sepsis.

Sepsis patients are critically ill and suffer a very high mortality rate of between 28% and 60%. Because they are so expensive to treat, we believe that efficacy rather than cost will be the determining factor in the adoption of CytoSorb™ in the treatment of sepsis. Our current pricing model represents a fraction of what is currently spent on the treatment of a sepsis patient. Critical care specialists project that the average sepsis patient may require 10 CytoSorb™ (single-use, disposable) devices during a treatment regimen, based on the median number of days for which patients typically require ventilator support. Assuming only 2% of the sepsis patient population received CytoSorb™ therapy, based on a pricing model of $500 per device and 10 devices per episode, the annual revenue potential is $100 million in the U.S. alone and $200 million worldwide.

Brain-Dead Organ Donors

There are approximately 6,000 to 12,000 brain dead organ donors each year in the United States; worldwide, the number of these organ donors is estimated to be at least double the U.S. brain dead organ donor population. There is a severe shortage of donor organs. Currently, there are more than 85,000 individuals on transplant waiting lists in the United States. We expect that the use of our CytoSorb™ device in brain dead organ donors will increase the number of viable organs harvested from the donor pool and improve the survival of transplanted organs. At $500 per device, the worldwide revenue potential for this application is currently estimated at $12 million annually.

Cardiopulmonary Bypass Procedures

There are approximately 400,000 cardiopulmonary bypass (CPB) and cardiac surgery procedures performed annually in the U.S. and more than 800,000 worldwide. Nearly a third of all patients suffer from post-operative complications of cardiopulmonary bypass surgery, including complications from infection, pneumonia, pulmonary, and neurological dysfunction. Extended surgery time leads to longer ICU recovery time and hospital stays, both leading to higher costs - approximately $35,000 per coronary artery bypass graft procedure. We believe that the use of CytoSorb™ during and after the surgical procedure will prevent or mitigate post-operative complications for many CPB patients.

We anticipate that the CytoSorb™ device, incorporated into the extracorporeal circuit used with the by-pass equipment during surgery, and/or employed post-operatively for a period of time, will mitigate inflammation and speed recovery. At $500 per CytoSorb™ device and one device per procedure, and assuming 50% of the patient population receives CytoSorb™ treatment, the annual revenue potential for this application is $100 million in the U.S. and $200 million worldwide.

Chronic Kidney Failure

The National Kidney Foundation estimates that more than 20 million Americans have chronic kidney disease. Left untreated, chronic kidney disease can ultimately lead to chronic kidney failure, which requires a kidney transplant or chronic dialysis (generally three times per week) to sustain life. There are approximately 300,000 patients in the United States currently receiving chronic dialysis and more than 1.3 million worldwide. Approximately 85% of patients with chronic kidney disease are treated with hemodialysis.

Our BetaSorb™ device has been designed for use in conjunction with standard dialysis. Standard dialysis care typically involves three sessions per week, averaging approximately 150 sessions per year. Assuming BetaSorb™ use in each session, every 100,000 patients would require approximately 15 million devices annually.

Our pricing model for the BetaSorb™ device is based on a variety of cost/benefit assumptions. The current BetaSorb™ end-user pricing model is $35 per device, or $5,250 per patient per year. Based on high-volume finished product cost assumptions and the terms of our existing marketing and distribution agreement with Fresenius Medical Care (which owns more than 1,600 dialysis clinics with over 130,000 patients), we estimate annual revenue potential for the application of our technology to chronic kidney failure at approximately $780 million in the U.S. and $2.5 billion worldwide.

Other Applications

Additional applications for the critical care market have been identified. These promising areas include:

•	Drug detoxification

•	Liver failure

•	Regional high-dose chemotherapy

•	Acute Respiratory Distress Syndrome (ARDS)

•	Severe Acute Respiratory Syndrome (SARS)

•	Equine sepsis

•	Bio-terrorism

Products (Currently in Development)

The CytoSorb™ Device (Critical Care)

APPLICATION: Treatment and Prevention of Sepsis

Sepsis is defined by high levels of toxic compounds (“cytokines”) which are released into the blood stream as part of the body’s auto-immune response to severe infection or injury. These toxins cause severe inflammation and damage healthy tissues, which can lead to organ dysfunction and failure. Sepsis is very expensive to treat and has a high mortality rate.

Potential Benefits: By preventing or reducing the accumulation of cytokines in the circulating blood, we believe our adsorbent blood purification technology will prevent or mitigate severe inflammation, organ dysfunction and failure in sepsis patients. Therapeutic goals as an adjunctive therapy include reduced ICU and total hospitalization time.

Background and Rationale for Efficacy: We believe that the effective treatment of sepsis is the most valuable potential application for our technology. Sepsis carries mortality rate of between 28% and 60%. Death can occur within hours or days, depending on many variables, including cause, severity, patient age and co-morbidities. Researchers estimate that there are approximately one million new cases of sepsis in the U.S. each year; extrapolated to a global population, this equates to several million new cases annually. In the U.S. alone, treatment of sepsis costs nearly $20 billion annually. According to the Centers for Disease Control, sepsis is the tenth leading cause of death in the U.S., as reported by (CDC). More than 1,000 people die each day from sepsis.

An effective treatment for sepsis has been elusive. Pharmaceutical companies have been trying to develop drug therapies to treat the condition. With the exception of a single drug, Xigris® from Eli Lilly, which demonstrated a small improvement in survival in a small segment of the patient population, to our knowledge, all other efforts to date have failed to significantly improve patient survival.

Our technology presents a new therapeutic approach in the treatment of sepsis, and its potential efficacy is supported by scientific research. The potential benefits of blood purification in the treatment of sepsis patients are widely acknowledged by medical professionals and have been studied using dialysis and hemofiltration technology. These studies, while encouraging, demonstrated that dialysis alone produced only limited benefit to sepsis patients. The reason for this appears to be rooted in a primary limitation of dialysis technology itself: the inability of standard dialysis to effectively and efficiently remove larger toxins from circulating blood. Our CytoSorb™ device efficiently removes these larger toxins. CytoSorb’s™ toxin clearing ability and the ability to interact safely with blood (hemocompatibility) has been demonstrated clinically. Data collected during the “emergency and compassionate use” treatment of a single sepsis patient has been encouraging to us.

CytoSorb™ has been designed to achieve broad-spectrum removal of both pro- and anti-inflammatory cytokines, preventing or reducing the accumulation of high concentrations in the bloodstream. This approach is intended to modulate the immune response without blocking or suppressing the function of any of its mediators. For this reason, researchers have referred to the approach reflected in our technology as ‘immunomodulatory’ therapy.

Projected Timeline and Budget Requirements: Previous clinical studies in patients with chronic kidney failure have provided valuable data which underpin the development of the critical care applications for our technology. Our current device design has been extensively studied and shown to be efficacious in humans with kidney failure (in multiple treatment sessions lasting up to 4 hours, three times per week for up to 24 weeks in some patients). This same device design was tested on a single patient with bacterial sepsis, producing results that we found very encouraging and confirming to us that our device design is appropriate for a more extensive sepsis study. Our plans for the development of CytoSorb™ to treat sepsis patients are summarized in the table below.

Task	Estimated Time Required	Estimated Budget Requirements
1. Design pilot study	4 to 6 months	(nominal)
2. Conduct pilot study	6 to 9 months	$1.2 million
3. Design pivotal study	Concurrent with item 2	(nominal)
4. Conduct pivotal study	9 to 12 months	$1.8 million
5. Approval time following submission	6 to 9 months
Total	Approximately 25 to 36 months	$3.0 million

Because our technology pertains to a medical device, the regulatory pathway and approval process are faster and more straightforward than the process related to the approval of a drug.

APPLICATION: Prevention and treatment of organ dysfunction in brain-dead organ donors to increase the number and quality of viable organs harvested from donors

Potential Benefits: By preventing or reducing high-levels of cytokines from accumulating in the bloodstream of a brain-dead organ donor, CytoSorb™ aims to mitigate organ dysfunction and failure which results from severe inflammation following brain-death. The primary goals for this application are

•	Improving the viability of organs which can be harvested from brain-dead organ donors, and

•	increasing the likelihood of organ survival following transplant.

Background and Rationale for Efficacy: When brain death occurs, the body responds by generating large quantities of inflammatory cytokines. This process is similar to sepsis. A high percentage of donated organs are never transplanted due to this response, which damages healthy organs and prevents transplant. In addition, inflammation in the donor may damage organs that are harvested and reduce the probability of graft survival following transplant.

There is a shortage of donated organs worldwide, with approximately 85,000 people currently on the waiting list for organ transplants in the United States alone. Because there are an insufficient number of organs donated to satisfy demand, it is vital to maximize the number of viable organs donated, and optimize the probability of organ survival following transplant.

Projected Timeline and Budget Requirements: Studies are currently being conducted under a $1 million grant from the Health Resources and Services Administration (HRSA), an agency of the U.S. Department of Health and Human Services, and extensive development work has already been completed. Researchers at the University of Pittsburgh Medical Center and the University of Texas, Houston Medical Center have made significant progress on the observational and dosing phases of the project. The observational portion of the study is ongoing, while the dosing study, involving eight non-viable donors, has been completed. These initial phases of the study are expected to be concluded in 2006. The next phase of this study, the treatment phase, will involve viable donors. In this phase of the project, viable donors will be treated and the survival and function of organs in transplant recipients will be tracked and measured. The treatment phase will be contingent upon further discussion with the FDA and HRSA regarding trial design, as well as obtaining additional funding.

APPLICATION: Prevention and treatment of post-operative complications of cardiopulmonary bypass surgery

Potential Benefits: By preventing or reducing high levels of cytokines from accumulating in the blood system during and following cardiac surgery, we anticipate that post-operative complications of cardiopulmonary bypass surgery can be prevented or mitigated. The primary goals for this application are to

•	reduce ventilator and oxygen therapy requirements;

•	reduce length of stay in hospital intensive care units; and

•	reduce the total cost of patient care.

Background and Rationale for Efficacy: Due to the highly invasive nature of cardiopulmonary bypass surgery, high levels of cytokines are produced by the body, triggering severe inflammation. By preventing or reducing the accumulation of cytokines in a patient’s blood stream, we expect to prevent or mitigate post-operative complications caused by an excessive or protracted inflammatory response to the surgery. While not all patients undergoing cardiac surgery suffer these complications, it is impossible to predict before surgery which patients will be affected.

Projected Timeline: We have completed an observational study of 32 patients to obtain information with respect to the onset and duration of cytokine release. We expect that this information will aid us in defining the appropriate time to apply the CytoSorb™ device to maximize therapeutic impact. We are not currently focusing our efforts on the commercialization of our technology for application to cardiac surgery. Upon successful commercialization of the sepsis application, we will pursue the use of our polymer absorbent technology for other critical care uses, such as cardiopulmonary bypass surgery.

The BetaSorb™ Device (Chronic Care)

APPLICATION: Prevention and treatment of health complications caused by the accumulation of metabolic toxins in patients with chronic renal failure

Potential Benefits: By preventing or reducing high levels of metabolic waste products from accumulating in the blood and tissues of long-term dialysis patients, we anticipate that the health complications characteristic to these patients can be prevented or mitigated. The primary goals for this application are to

•	improve and maintain the general health of dialysis patients;

•	improve the quality of life of these patients

•	reduce the total cost of patient care; and

•	increase life expectancy.

Background and Rationale for Efficacy: Our BetaSorb™ device is intended for use on patients suffering from chronic kidney failure, who rely on long-term dialysis therapy to sustain life. Due to the widely recognized inability of dialysis to remove larger proteins from blood, metabolic waste products, such as Beta-2 microglobulin, accumulate to toxic levels and are deposited in the joints and tissues of patients. Specific toxins known to accumulate in these patients have been linked to their severe health complications, increased healthcare costs, and reduced quality of life.

Researchers also believe that the accumulation of toxins may play an important role in the significantly reduced life expectancy experienced by dialysis patients. In the U.S., the average life expectancy of a dialysis patient is five years. Industry research has identified links between many of these toxins and poor patient outcomes. By routinely removing these toxins during dialysis and preventing or reducing their accumulation, we expect our BetaSorb™ device to maintain or improve patient health in the long-term. We believe that by reducing the incidence of health complications, the annual cost of patient care will be reduced and life expectancy increased.

The poor health experienced by chronic dialysis patients is illustrated by the fact that in the U.S. alone, more than $20 billion is spent annually caring for this patient population. While the cost of providing dialysis therapy alone is approximately $23,000 per patient per year, the total cost of caring for a patient ranges from $60,000 to more than $120,000 annually due to various health complications associated with dialysis.

Projected Timeline: We have collected a significant amount of empirical data for the development of this application. As the developer of this technology, we had to undertake extensive research, as no comparable technology was available for reference purposes. We have completed several pilot studies, and most recently a clinical pilot of six patients in California for up to 24 weeks in which our BetaSorb™ device removed the targeted toxins as expected.

As discussed above, due to practical and economic considerations, we are now focusing our efforts and resources on commercializing our CytoSorb™ device for critical care application. Following commercial introduction of the CytoSorb™ device, we expect to conduct additional clinical studies using the BetaSorb™ device in the treatment of end stage renal disease patients.

Commercial and Research Partners

University of Pittsburgh Medical Center

We are working with researchers at the University of Pittsburgh - Critical Care Medicine Department in the development of critical care applications for technology. Consisting of more than twenty physicians, as well as numerous full-time scientists, educators and administrative assistants, the Critical Care Medicine Department at the University of Pittsburgh is one of the largest organizations of its type in the world and has established an international reputation for excellence in clinical care, education, and research.

Researchers at UPMC have participated in nearly every major clinical trial of potential sepsis intervention during the past twenty years. Drs. Derek Angus and John Kellum were investigators for Ely Lilly’s sepsis drug, Xigris®. Dr. Kellum, a member of the UPMC faculty since 1994, is our principal investigator for CytoSorb™. Dr. Kellum, together with several other researchers at UPMC, serve on our Critical Care Advisory Board. Dr. Kellum’s research interests span various aspects of Critical Care Medicine, but center on critical care nephrology (including acid-base, and renal replacement therapy), sepsis and multi-organ failure, and clinical epidemiology. He is Chairman of the Fellow Research Committee at the University of Pittsburgh Medical Center and has authored more than 70 publications and has received numerous research grants from foundations and industry.

Fresenius Medical Care AG

We have entered into an exclusive, long-term agreement with Fresenius Medical Care for the global marketing and distribution of our BetaSorb™ device and any similar product we may develop for the treatment of renal disease. The agreement, which we entered into in 1999 is a profit sharing plan under which both we and Fresenius are incentivized to minimize costs and maximize the price to end-users. In particular, under the agreement, to the extent that sales of our products by Fresenius results in gross margins to Fresenius in excess of targeted levels, we would share with Fresenius a portion of the revenues attributable to such excess.

With Fresenius as our exclusive distributor of our renal products, we believe that our agreement with Fresenius will maximize the potential for rapid product introduction and penetration of the chronic kidney failure market.

Today, Fresenius Medical Care is the world's largest, integrated provider of products and services for individuals with chronic kidney failure. Through its network of more than 1,600 dialysis clinics in North America, Europe, Latin America and Asia-Pacific, Fresenius Medical Care provides dialysis treatment to more than 130,000 patients around the globe. Fresenius Medical Care is also the world's largest provider of dialysis products, such as hemodialysis machines, dialyzers and related disposable products.

Royalty Agreement

In August 2003, in order to induce Guillermina Vega Montiel, a principal stockholder of ours, to make an additional investment in MedaSorb, we granted Ms. Montiel a perpetual royalty equal to three percent of all gross revenues received by us from sales of CytoSorbTM in the applications of sepsis, cardiopulmonary bypass surgery, organ donor, chemotherapy and inflammation control application.

Product Payment & Reimbursement

Critical Care Applications

Payment for our CytoSorb™ device in the treatment and prevention of sepsis and other related acute care applications is anticipated to fall under the “diagnosis-related group” (DRG) in-patient reimbursement system, which is currently the predominant basis of hospital medical billing in the United States. Under this system, predetermined payment amounts are assigned to categories of medical patients with respect to their treatments at medical facilities based on the DRG that they fall within (which is a function of such characteristics as medical condition, age, sex, etc.) and the length of time spent by the patient at the facility. Reimbursement is not determined by the actual procedures used in the treatment of these patients, and a separate reimbursement decision would not be required to be made by Medicare, the HMO or other provider of medical benefits in connection with the actual method used to treat the patient.

Critical care applications such as those targeted by our CytoSorb™ device involve a high mortality rate and extended hospitalization, coupled with extremely expensive ICU time. In view of these high costs and high mortality rates, we believe acceptance of our proprietary technology by critical care practitioners and hospital administrators will primarily depend on safety and efficacy factors rather than cost.

Chronic Renal Failure

In the U.S., over 80% of chronic dialysis patients are Medicare-eligible, regardless of age. Therefore, it is expected that Medicare will be the primary payer for the BetaSorb™ device, either through the current “fee for service” mechanism or managed care programs. The large majority of costs not covered by federal programs are covered by the private insurance sector.

While the fee-for-service composite rate system is currently the dominant payment mechanism, many industry participants believe that a managed care system will become the dominant payment mechanism. We believe that movement to a full or shared-risk managed care system would speed market acceptance of BetaSorb™ because, under such a system, providers will have a strong incentive to adopt technologies that lower overall treatment costs. Fresenius is a leading participant in the move to managed care and will play a leading role in the demonstration and introduction of our product to Medicare.

Competition

Sepsis

We believe that our products represent a unique approach to disease states and health complications associated with sepsis, which is sometimes also referred to as systemic inflammatory response syndrome (SIRS). Researchers have explored the potential of using existing membrane-based dialysis technology to treat patients suffering from sepsis. These techniques are unable to effectively remove the larger toxins which leading researchers have shown to cause and complicate sepsis. The same experts believe that a blood purification technique that efficiently removes, or significantly reduces, the circulating concentrations of such toxins might represent a successful therapeutic option.

The CytoSorb™ device is highly efficient in the removal of large toxins from circulating blood. Since the adsorbent device does not rely on fluid extraction for blood purification, it does not necessitate the use of replacement fluid. This represents a major advantage over any dialysis technique. A study conducted on a single patient with bacterial sepsis produced results that we believe demonstrate the ability of the CytoSorb™ device to remove the toxins acting in sepsis.

Medical research during the past two decades has focused on drug interventions aimed at chemically blocking or suppressing the function of one or two inflammatory agents. In hindsight, some researchers now believe this approach has little chance of significantly improving patient outcomes because of the complex pathways and multiple chemical factors at play. Clinical studies of these drug therapies have been largely unsuccessful. An Ely Lilly drug, Xigris®, cleared by the FDA in November 2001, is the first and only drug to be approved for the treatment of severe sepsis. Clinical studies demonstrated that use of Xigris® resulted in a 6% reduction in the absolute risk of death, and a 13% risk reduction in the most severe sepsis patients. The drug remains controversial and is considered extremely expensive when compared to the percentage of patients who benefit.

While studies of other potential sepsis drug therapies are in progress, we are not aware of any other broad-spectrum blood detoxification therapy under development for this application that could be considered directly competitive with our approach.

Cardiopulmonary Bypass Surgery

We are not aware of any practical competitive approaches for removing cytokines in CPB patients. Alternative therapies such as “off-pump” surgeries are available but “post-bypass” syndrome has not been shown to be reduced in this less invasive procedure. If successful, the CytoSorb™ is expected to be useful in both on-pump and off-pump procedures.

Chronic Dialysis

We know of no other device, medication or therapy considered directly competitive with our technology. Research and development in the field has focused primarily on improving existing dialysis technologies. The introduction of the high-flux dialyzer in the mid-1980s and the approval of Amgen’s Epogen™, a recombinant protein used to treat anemia, are the two most significant developments in the field over the last two decades.

Efforts to improve removal of larger toxins with enhanced dialyzer designs have achieved only marginal success. Many experts believe that dialyzer technology has reached its limit in this respect. A variation of high-flux hemodialysis, known as hemodiafiltration, has existed for many years. However, due to the complexity, cost and increased risks, this dialysis technique has not gained significant acceptance worldwide. In addition, many larger toxins are not effectively filtered by hemodiafiltration, despite its more open pore structure. As a result, hemodiafiltration does not approach the quantity of toxins removed by the BetaSorb™ device.

Treatment of Organ Dysfunction in Brain-Dead Organ Donors

We are not aware of any directly competitive products to address the application of our technology for the mitigation of organ dysfunction and failure resulting from severe inflammation following brain-death.

Clinical Testing

Our first clinical studies were conducted in patients with chronic renal failure. The health of these patients is challenged by high levels of toxins circulating in their blood but, unlike sepsis patients, they are not at imminent risk of death. The toxins involved in chronic renal failure are completely different from those involved in sepsis, eroding health gradually over time. The treatment of patients with chronic renal failure is a significant target market for us, although not the current focus of our efforts and resources. Our clinical testing and product development work in this application functioned as a low risk method of evaluating the safety of the technology in a clinical setting, with direct benefit to development of the critical care applications on which we are now focusing our efforts.

We believe that our device design, which has been tested in approximately 350 sessions, combined with hemodialysis, has been identified as a suitable candidate to pilot in clinical studies in the treatment of sepsis. We used this design in our first clinical experience treating a septic patient, which has produced results that we have found encouraging and indicative of the efficacy of our technology in the treatment of sepsis.

Government Research Grants

Three government research grants by the National Institutes of Health (NIH) and Health and Human Services (HHS) have been awarded to investigators to explore the use of our technology in sepsis and transplant organ preservation.

A grant of $1 million was awarded to the University of Pittsburgh Medical Center in 2003. The project seeks to improve the quantity and viability of organs donated for transplant by using CytoSorb™ to detoxify the donor’s blood. This clinical study is in progress.

The second grant, a $100,000 Phase I Small Business Technology Transfer grant from the National Institutes of Health, was directly awarded to us for the study of blood purification on survival time using a septic model.

Finally, University of Pittsburgh Medical Center was awarded a $7,000,000 grant from NIH entitled “Systems Engineering of a Pheresis Intervention for Sepsis (SEPsIS)” to study the use of our adsorbent polymer technology in the treatment of severe sepsis. These grants represent a substantial research cost savings to us and demonstrate the strong interest of the medical and scientific communities in our technology.

Regulation

The medical devices that we manufacture are subject to regulation by numerous regulatory bodies, including the FDA and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device receives approval for commercial distribution.

In the U.S., permission to distribute a new device generally can be met in one of two ways. The first process requires that a pre-market notification (510(k) Submission) be made to the FDA to demonstrate that the device is as safe and effective as, or substantially equivalent to, a legally marketed device that is not subject to pre-market approval (PMA). A legally marketed device is a device that (i) was legally marketed prior to May 28, 1976, (ii) has been reclassified from Class III to Class II or I, or (iii) has been found to be substantially equivalent to another legally marketed device following a 510(k) Submission. The legally marketed device to which equivalence is drawn is known as the “predicate” device. Applicants must submit descriptive data and, when necessary, performance data to establish that the device is substantially equivalent to a predicate device. In some instances, data from human clinical trials must also be submitted in support of a 510(k) Submission. If so, these data must be collected in a manner that conforms with specific requirements in accordance with federal regulations. The FDA must issue an order finding substantial equivalence before commercial distribution can occur. Changes to existing devices covered by a 510(k) Submission which do not significantly affect safety or effectiveness can generally be made by us without additional 510(k) Submissions.

The second process requires that an application for PMA be made to the FDA to demonstrate that the device is safe and effective for its intended use as manufactured. This approval process applies to certain Class III devices. In this case, two steps of FDA approval are generally required before marketing in the U.S. can begin. First, investigational device exemption (IDE) regulations must be complied with in connection with any human clinical investigation of the device in the U.S. Second, the FDA must review the PMA application which contains, among other things, clinical information acquired under the IDE. The FDA will approve the PMA application if it finds that there is a reasonable assurance that the device is safe and effective for its intended purpose.

In the European Union, distributors of medical devices are required to comply with the Medical Devices Directive and obtain CE Mark certification in order to market medical devices. The CE Mark certification, granted following approval from an independent Notified Body, is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Devices Directives. Distributors of medical devices may also be required to comply with other foreign regulations such as Ministry of Health Labor and Welfare approval in Japan. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in the U.S., and requirements for those approvals may differ from those required by the FDA.

In the United States, our CytoSorb™ and BetaSorb™ devices are classified as Class III (CFR 876.5870—Sorbent Hemoperfusion System) and will require 501(k) Submissions to the FDA. However, because the BetaSorb™ device is intended for chronic use, the FDA may require pre-market approval (PMA), which we will submit if required. In the case of CytoSorb™, because the application is for acute care (short term, less than 30 days), management believes that FDA approval for this product may be obtained based solely on the 510(k) Submission accompanied with clinical data. In Europe, our devices are expected to be classified as class IIb, and will conform to the ISO 13485 Quality Standard in support of our planned applications to obtain CE Mark certification in Europe, and applicable approvals in Canada and Japan.

The process of obtaining clearance to market products is costly and time-consuming in virtually all of the major markets in which we expect to sell products and may delay the marketing and sale of our products. Countries around the world have recently adopted more stringent regulatory requirements which are expected to add to the delays and uncertainties associated with new product releases, as well as the clinical and regulatory costs of supporting those releases. No assurance can be given that any of our medical devices will be approved on a timely basis, if at all. In addition, regulations regarding the development, manufacture and sale of medical devices are subject to future change. We cannot predict what impact, if any, those changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Given adequate funding, we expect that it will take approximately six months to begin the treatment phase of a pilot clinical study on the efficacy of our products in the treatment of sepsis. The pilot phase is expected to span six to nine months, and an additional one year pivotal study would then be undertaken for the purpose of compiling sufficient data to support both the U.S. 510(k) Submission and the application to obtain CE Mark certification in Europe. In the U.S., another six to nine months is anticipated for FDA review and approval of the 510(k) submission. Concurrent with these activities, we plan to pursue CE Mark certification of our products. Upon successful completion of a “quality systems audit” in combination with clinical data and the assembly of a technical file, we anticipate that CytoSorb™ device will receive CE Mark certification, allowing it to be sold in Europe.

The FDA can ban certain medical devices, detain or seize adulterated or misbranded medical devices, order repair, replacement or refund of these devices and require notification of health professionals and others with regard to medical devices that present unreasonable risks of substantial harm to the public health. The FDA may also enjoin and restrain certain violations of the Food, Drug and Cosmetic Act and the Safe Medical Devices Act pertaining to medical devices, or initiate action for criminal prosecution of such violations. International sales of medical devices manufactured in the U.S. that are not approved by the FDA for use in the U.S., or are banned or deviate from lawful performance standards, are subject to FDA export requirements. Exported devices are subject to the regulatory requirements of each country to which the device is exported. Some countries do not have medical device regulations, but in most foreign countries medical devices are regulated. Frequently, regulatory approval may first be obtained in a foreign country prior to application in the U.S. to take advantage of differing regulatory requirements.

Sales and Marketing

We currently estimate, provided that we receive adequate funding to support our planned activities and that our products perform as expected in clinical studies, that we will obtain FDA approval of our CytoSorb™ device in the treatment of sepsis in 25 to 36 months from funding. As we approach regulatory approval, we plan to initially build a sales organization of approximately 15 representatives in the U.S. In addition, we plan on pursuing localized distribution agreements in rural areas.

We also plan to initiate sales in several European countries which are known as early adopters of new medical device technology. These countries primarily include Italy, Germany and the United Kingdom. We plan to initially operate through local distributors in each European country where we launch sales operations. Only after establishment of a limited network of local distributors and actual generation of sales, will we formulate a broader distribution strategy on a global basis.

Intellectual Property and Patent Litigation

The medical device market in which we primarily participate is in large part technology driven. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. However, intellectual property litigation to defend or create market advantage is inherently complex, unpredictable and is expensive to pursue. Litigation often is not ultimately resolved until an appeal process is completed and appellate courts frequently overturn lower court patent decisions.

Moreover, competing parties frequently file multiple suits to leverage patent portfolios across product lines, technologies and geographies and to balance risk and exposure between the parties. In some cases, several competitors are parties in the same proceeding, or in a series of related proceedings, or litigate multiple features of a single class of devices. These forces frequently drive settlement not only of individual cases, but also of a series of pending and potentially related and unrelated cases. In addition, although monetary and injunctive relief is typically sought, remedies are generally not determined until the conclusion of the proceedings, and are frequently modified on appeal. Accordingly, the outcomes of individual cases are difficult to time, predict or quantify and are often dependent upon the outcomes of other cases in other forums, both domestic and international.

We rely on a combination of patents, trademarks, trade secrets and non-disclosure agreements to protect our intellectual property. We hold 21 U.S. patents, some of which have foreign counterparts, and additional patent applications pending worldwide that cover various aspects of our technology. There can be no assurance that pending patent applications will result in issued patents, that patents issued to us will not be challenged or circumvented by competitors, or that such patents will be found to be valid or sufficiently broad to protect our technology or to provide us with a competitive advantage.

We rely on non-disclosure and non-competition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets and proprietary knowledge.

We may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how and to determine the scope and validity of the proprietary rights of others. Patent litigation can be costly and time-consuming, and there can be no assurance that our litigation expenses will not be significant in the future or that the outcome of litigation will be favorable to us. Accordingly, we may seek to settle some or all of our pending litigation described below. Settlement may include cross-licensing of the patents which are the subject of the litigation as well as our other intellectual property and may involve monetary payments to or from third parties.

Employees and Properties

We currently have six employees and operate a 6,575 sq. ft. facility near Princeton, New Jersey, housing research laboratories, clinical manufacturing operations and administrative offices, under a lease agreement which expires in February 2007. In the opinion of management, the leased properties are adequately insured, are in good condition and suitable for the conduct of our business. We also collaborate with numerous institutions, universities and commercial entities who conduct research and testing of our products at their facilities.

Legal Proceedings

Purolite

For a period of time beginning in December 1998, Purolite engaged in efforts to develop and optimize the manufacturing process needed to produce our polymer products on a commercial scale. However, the parties eventually decided not to proceed. In January, 2003, Purolite commenced an action against us in United States District Court for the Eastern District of Pennsylvania asserting that our adsorbent technology was developed in part using Purolite’s technology, that two of its employees should be included as co-inventors on some of our patents, and that Purolite was therefor a joint owner of the technology and had rights to the use of the technology. Purolite recently expanded its claims, alleging they are the sole owner of these patents, and that we misappropriated these patents from them. Purolite now seeks equitable relief declaring that it is the exclusive owner of our technology, as well as monetary damages.

We have filed a motion for summary judgment, which is pending before the Court, and have also engaged in efforts to settle the case.  In addition, the Court has ordered the matter to be mediated before a magistrate judge. Although there has been some progress in seeking a resolution of the litigation, to date no agreement has been reached, and there can be no assurance that the parties will be able to reach an accord. If the case is not settled, the Court will rule on our summary judgment motion.  If the motion is denied, we expect that the matter will go to trial within a few months following the Court’s ruling on our summary judgment motion.

Former Employee

In May 2006, a former employee of ours initiated a legal action against us in the United States District Court for the Southern District of New York, seeking damages in an amount exceeding $245,500. The employee alleges that we are required to pay or reimburse him for (as applicable) credit card charges to his account made by another former employee of ours and a related party. The matter is currently under review by our legal counsel.

Dow Chemical

Several years ago we engaged in discussions with the Dow Chemical Company, which had indicated a strong interest in being our polymer manufacturer. After a Dow representative on our Advisory Board resigned, Dow filed and received several patents naming our former Advisory Board member as an inventor. In management’s view the Dow patents improperly incorporate our technology and should not have been granted to Dow. The existence of these Dow patents could result in a potential dispute with Dow in the future and additional expenses for us.

RISKS FACTORS

MedaSorb currently has no commercial operations and there can be no assurance that it will be successful in developing commercial operations.

We are a development stage company and have been engaged primarily in research and development activities and have not generated any revenues to date. There can be no assurance that we will be able to successfully manage the transition to a commercial enterprise. Potential investors should be aware of the problems, delays, expenses and difficulties frequently encountered by an enterprise in the early stage of development, which include unanticipated problems relating to development of proposed products, testing, regulatory compliance, manufacturing, competition, marketing problems and additional costs and expenses that may exceed current estimates. Our proposed products will require significant additional research, development, testing and financing and we will need to overcome significant regulatory burdens prior to commercialization. There can be no assurance that after the expenditure of substantial funds and efforts, we will successfully develop and commercialize any products, generate any revenues or ever achieve and maintain a substantial level of sales of our products.

MedaSorb has a History of Losses and Expects to Incur Substantial Future Losses, and the Report of its Auditor on its Consolidated Financial Statements Expresses Substantial Doubt About its Ability to Continue as a Going Concern.

MedaSorb has experienced substantial operating losses since inception. As of March 31, 2006, MedaSorb had an accumulated deficit of $59,994,884, which included losses from operations of $3,665,596 for the year ended December 31, 2005 and $1,015,377 for the three-month period ended March 31, 2006. Due to these losses, MedaSorb’s audited consolidated financial statements have been prepared assuming MedaSorb will continue as a going concern, and the auditors’ report on those financial statements express substantial doubt about its ability to continue as a going concern. MedaSorb’s losses have resulted principally from costs incurred in the research and development of our polymer technology and general and administrative expenses. Because MedaSorb was a limited liability company until December 2005, substantially all of these losses were allocated to its members and will not be available for tax purposes to us in future periods. We intend to conduct significant additional research, development, and clinical testing activities which, together with expenses incurred for the establishment of manufacturing arrangements and a marketing and distribution presence and other general and administrative expenses, are expected to result in continuing operating losses for the foreseeable future. The amount of future losses and when, if ever, we will achieve profitability are uncertain. Our ability to achieve profitability will depend, among other things, on successfully completing the development of our technology and commercial products, obtaining the requisite regulatory approvals, establishing manufacturing and sales and marketing arrangements with third parties, and raising sufficient funds to finance our activities. No assurance can be given that our product development efforts will be successful, that required regulatory approvals will be obtained, that any of our products will be manufactured at a competitive cost and will be of acceptable quality, or that the we will be able to achieve profitability or that profitability, if achieved, can be sustained.

We may have difficulty raising needed capital in the future because of our limited operating history and business risks associated with MedaSorb.

We generate no revenues from our proposed products or otherwise, and have expended and will continue to expend substantial funds in the research, development and clinical and pre-clinical testing of our polymer products. Following the merger, we completed a private placement of securities raising gross proceeds of $5.5 million. We anticipate that the net proceeds of the private placement will fund our operations for the next 15 months, following which we will need additional financing. However, there can be no assurance that financing will be available on acceptable terms or at all. Our future capital requirements will depend upon many factors, including, but not limited to, continued progress in our research and development activities, costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions, competing technological and market developments, and our ability to establish collaborative relationships with third parties. If adequate funds are unavailable, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs or product launches or marketing efforts or cease operations.

Our long-term capital requirements are expected to depend on many factors, including:

•	continued progress and cost of our research and development programs;
•	progress with pre-clinical studies and clinical trials;
•	the time and costs involved in obtaining regulatory clearance;
•	costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;
•	costs of developing sales, marketing and distribution channels;
•	market acceptance of our products; and
•	costs for training physicians and other health care personnel.

In addition, in the event that additional funds are obtained through arrangements with collaborative partners or other sources, we may have to relinquish economic and/or proprietary rights to some of our technologies or products under development that we would otherwise seek to develop or commercialize by ourself.

We depend upon key personnel who may terminate their employment with us at any time.

We currently have only six employees. Our success will depend to a significant degree upon the continued services of key management and advisors of MedaSorb, including Al Kraus, Dr. James Winchester, David Lamadrid and Vincent Capponi. These individuals, other than Mr. Kraus, whose employment agreement terminates in July 2008, do not have long-term employment agreements, and there can be no assurance that they will continue to provide services to us. In addition, our success will depend on our ability to attract and retain other highly skilled personnel. We may be unable to recruit such personnel on a timely basis, if at all. Management and other employees may voluntarily terminate their employment with us at any time. The loss of services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays in development or approval of our products, loss of sales and diversion of management resources.

Acceptance of MedaSorb’s medical devices in the marketplace is uncertain, and failure to achieve market acceptance will prevent or delay our ability to generate revenues.

Our future financial performance will depend, at least in part, upon the introduction and customer acceptance of our polymer products. Even if approved for marketing by the necessary regulatory authorities, our products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

•	the receipt of regulatory clearance of marketing claims for the uses that we are developing;
•	the receipt of regulatory clearance of marketing claims for the uses that we are developing;
•	the establishment and demonstration of the advantages, safety and efficacy of the our polymer technology;
•	pricing and reimbursement policies of government and third-party payers such as insurance companies, health maintenance organizations and other health plan administrators;
•	our ability to attract corporate partners, including medical device companies, to assist in commercializing our products; and
•	our ability to market our products.

Physicians, patients, payers or the medical community in general may be unwilling to accept, utilize or recommend any of our products. If we are unable to obtain regulatory approval or commercialize and market our products when planned, we may not achieve any market acceptance or generate revenue.

We face litigation from third parties which claim that our products infringe on their intellectual property rights, or seek to challenge the validity of our patents.

Our future success is also dependent on the strength of our intellectual property, trade secrets and know-how, which have been developed from years of research and development. In addition to the “Purolite” litigation discussed below, we may be exposed to additional future litigation by third parties seeking to challenge the validity of our rights based on claims that our technologies, products or activities infringe the intellectual property rights of others or are invalid, or that we have misappropriated the trade secrets of others.

Since our inception, we have sought to contract with large, established manufacturers to supply commercial quantities of our adsorbent polymers. As a result, we have disclosed, under confidentiality agreements, various aspects of our technology with potential manufacturers. We believe that these disclosures, while necessary for our business, have resulted in the attempt by potential suppliers to assert ownership claims to our technology in an attempt to gain an advantage in negotiating manufacturing rights.

We have previously engaged in discussions with the Brotech Corporation and its affiliate, Purolite International, Inc. (collectively “Purolite”), which had demonstrated a strong interest in being our polymer manufacturer. For a period of time beginning in December 1998, Purolite engaged in efforts to develop and optimize the manufacturing process needed to produce our polymer products on a commercial scale. However, the parties eventually decided not to proceed. In 2003, Purolite filed a lawsuit against us asserting, among other things, co-ownership and co-inventorship of certain of our patents. Purolite recently expanded its claims alleging they are the sole owner of these patents, and that we misappropriated these patents from them. We believe these claims are without merit. In management’s view, the suit was initiated to pressure us to reach an exclusive manufacturing agreement. Several negotiation efforts have been made to settle the case without success. The discovery phase has been completed and we have made an application to the court to dismiss the action, which is currently pending before the court. If our application is not granted, we expect that the matter will be tried in early 2006.

Several years ago we engaged in discussions with the Dow Chemical Company, which had indicated a strong interest in being our polymer manufacturer. After a Dow representative on our Advisory Board resigned, Dow filed and received several patents naming our former Advisory Board member as an inventor. In management’s view the Dow patents improperly incorporate our technology and should not have been granted to Dow. The existence of these Dow patents could result in a potential dispute with Dow in the future and additional expenses for MedaSorb.

The failure to obtain government approvals, including required FDA approvals, for our polymer products, or to comply with ongoing governmental regulations could prevent, delay or limit introduction or sale of our products and result in the failure to achieve revenues or maintain our operations.

The manufacturing and marketing of our products will be subject to extensive and rigorous government regulation in the United States, in various states and in foreign countries. In the United States and other countries, the process of obtaining and maintaining required regulatory approvals is lengthy, expensive, and uncertain. There can be no assurance that we will ever obtain the necessary approvals to sell our products. Even if we do ultimately receive FDA approval for any of our products, we will be subject to extensive ongoing regulation.

Our products will be subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act. In the United States, the FDA enforces, where applicable, development, clinical testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, record keeping, and reporting requirements for medical devices. Different regulatory requirements may apply to our products depending on how they are categorized by the FDA under these laws. Current FDA regulations classify our CytoSorb™ device (the first product we intend to seek FDA approval for) as a Class III device (CFR 876.5870—Sorbent Hemoperfusion System). We intend to submit a 510(k) pre-market notification to the FDA for approval to market this product. There can be no assurance, however, that the FDA will grant clearance to market CytoSorb™ in a timely manner, if at all, or that the FDA will not require the submission of additional clinical data or a pre-market approval application ("PMA"), which is a lengthier process. There can be no assurance that the clinical trials we conduct will demonstrate sufficient safety and efficacy to obtain the required regulatory approvals for marketing, or that we will be able to comply with any additional FDA, state or foreign regulatory requirements. In addition, there can be no assurance that government regulations applicable to our products or the interpretation of those regulations will not change. We also are and will be subject to other Federal, state, and local laws, regulations and recommendations relating to laboratory and manufacturing practices as well as Medicare, Medicaid and anti-kickback laws. Non-compliance with applicable requirements can result in civil penalties, the recall, injunction or seizure of products, an inability to import products into the United States, the refusal by the government to approve or clear product approval applications, the withdrawal of previously approved product applications and criminal prosecution. The extent of potentially adverse government regulation that might arise from future legislation or administrative action cannot be predicted.

Data obtained from clinical and pre-clinical trials is susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

There can be no assurance that we will successfully complete the clinical trials necessary to receive regulatory approvals. While tests conducted by us and others have produced results we believe to be encouraging and indicative of the efficacy of our products and technology, data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the medical device and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of an intended product under development could delay or prevent regulatory clearance of the device, resulting in delays to commercialization, and could materially harm our business.

We rely extensively on research and testing facilities at various universities and institutions, which could be adversely affect us should we lose access to those facilities.

Although we have our own research laboratories and clinical facilities, we collaborate with numerous institutions, universities and commercial entities to conduct research and testing of our products. We currently maintain a good working relationship with these parties. However, should the situation change, the cost and time to establish or locate alternative research and development could be substantial and delay gaining FDA approval and commercializing our products.

We are and will be exposed to product liability risks, and clinical and preclinical liability risks, which could place a substantial financial burden upon us should we be sued.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical devices. We cannot be sure that claims will not be asserted against us. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

We do not currently have any product liability insurance or other liability insurance relating to clinical trials or any products. We cannot give assurances that we will be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against potential liabilities. Claims or losses in excess of any product liability insurance coverage that we may obtain could have a material adverse effect on our business, financial condition and results of operations.

Certain university and other relationships are important to our business and may potentially result in conflicts of interests.

Dr. John Kellum and Dr. David Powner, among others, are critical care advisors and consultants of ours and are associated with University of Pittsburgh Medical Center and University of Texas, respectively. Their association with these institutions may currently or in the future involve conflicting interests in the event they or these institutions enter into consulting or other arrangements with competitors of ours.

We have limited manufacturing experience, and once our products are approved, we may not be able to manufacture sufficient quantities at an acceptable cost, or without shut-downs or delays.

We remain in the research and development and clinical and pre-clinical trial phase of product commercialization. Accordingly, once our products are approved for commercial sale, we will need to establish the capability to commercially manufacture our products in accordance with FDA and other regulatory requirements. We have limited experience in establishing, supervising and conducting commercial manufacturing. If we or the third-party manufacturers of our products fail to adequately establish, supervise and conduct all aspects of the manufacturing processes, we may not be able to commercialize our products.

Due to our limited marketing, sales and distribution experience, we may be unsuccessful in our efforts to sell our products.

We expect to enter into agreements with third parties for the commercial manufacture and distribution of our products. There can be no assurance that parties we may engage to market and distribute our products will:

•	satisfy their financial or contractual obligations to us;
•	adequately market our products; or
•	not offer, design, manufacture or promote competing products.

If for any reason any party engage is unable or chooses not to perform its obligations under our marketing and distribution agreement, we would experience delays in product sales and incur increased costs, which would harm our business and financial results.

If we are unable to convince physicians and other health care providers as to the benefits of our products, we may incur delays or additional expense in our attempt to establish market acceptance.

Broad use of our products may require physicians and other health care providers to be informed about our products and their intended benefits. The time and cost of such an educational process may be substantial. Inability to successfully carry out this education process may adversely affect market acceptance of our products. We may be unable to educate physicians regarding our products in sufficient numbers or in a timely manner to achieve our marketing plans or to achieve product acceptance. Any delay in physician education may materially delay or reduce demand for our products. In addition, we may expend significant funds towards physician education before any acceptance or demand for our products is created, if at all.

The market for our products is rapidly changing and competitive, and new devices and drugs which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The medical device and pharmaceutical industries are subject to rapid and substantial technological change. Developments by others may render our technologies and products noncompetitive or obsolete. We also may be unable to keep pace with technological developments and other market factors. Technological competition from medical device, pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us.

If users of our products are unable to obtain adequate reimbursement from third-party payers, or if new restrictive legislation is adopted, market acceptance of our products may be limited and we may not achieve anticipated revenues.

The continuing efforts of government and insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, and the future revenues and profitability of our potential customers, suppliers and collaborative partners and the availability of capital. For example, in certain foreign markets, pricing or profitability of medical devices is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of medical devices and on the reform of the Medicare and Medicaid systems. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of these proposals could materially harm our business, financial condition and results of operations.

Our ability to commercialize our products will depend in part on the extent to which appropriate reimbursement levels for the cost of our products and related treatment are obtained by governmental authorities, private health insurers and other organizations, such as health maintenance organizations (“HMOs”). Third-party payers are increasingly challenging the prices charged for medical care. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and medical devices, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for our products. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could materially harm our ability to operate profitably.

Directors, executive officers and principal stockholders are expected to own a significant percentage of the shares of Common Stock, which will limit your ability to influence corporate matters.

Our directors, executive officers and principal stockholders together beneficially own approximately 75% of our outstanding shares of Common Stock. Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

Our Series A Preferred Stock Provides for the Payment of Penalties; Dilution.

Immediately following the merger, we issued 5,250,000 shares of Series A 10% Cumulative Convertible Preferred Stock with an aggregate stated value of $5,250,000, and we may issue additional shares of this series of preferred stock. The Certificate of Designation designating the Series A Preferred Stock provides that upon the following events, among others, the dividend rate with respect to the Series A Preferred Stock increases to 20% per annum, which dividends would then be required to be paid in cash:

•
the occurrence of “Non-Registration Events” including, the failure to cause a registration statement registering the shares of Common Stock underlying the Series A Preferred Stock and Warrants issued in connection therewith to be effective within 240 days following the closing of the private placement;

•	an uncured breach by us of any material covenant, term or condition in the Certificate of Designation or any of the related transaction documents; and

•	any money judgment or similar final process being filed against us for more than $100,000.

The registration rights provided for in the subscription agreement we entered into with the purchasers in this offering:

•
require that we file a registration statement with the SEC on or before 120 days from the closing to register the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants, and cause such registration statement to be effective within 240 days following the closing; and

•
entitles each of these investors to liquidated damages in an amount equal to two percent (2%) of the purchase price of the Series A Preferred Stock if we fail to timely file that registration statement with, or have it declared effective by, the SEC.

The Certificate of Designation, Subscription Agreement and related transaction documents also provide for various penalties and fees for breaches or failures to comply with provisions of those documents, such as the timely payment of dividends, delivery of stock certificates, and obtaining and maintaining an effective registration statement with respect to the shares of Common Stock underlying the Series A Preferred Stock and Warrants sold in the offering.

In addition, both the conversion price of the Series A Preferred Stock and the exercise price of the Warrants are subject to “full-ratchet” anti-dilution provisions, so that upon future issuances of our Common Stock or equivalents thereof, subject to specified customary exceptions, at a price below the conversion price of the Series A Preferred Stock and/or exercise price of the Warrants, such conversion price and/or exercise price will be reduced to such lower price, further diluting holders of our Common Stock.

There is no public market for our Common Stock.

Although our shares of Common Stock are eligible for quotation on the OTC Bulletin Board under the symbol “GDRE,” there is currently no public market for the Common Stock and there can be no expectation or assurance that a trading market will develop or, if a market develops, that it will be active or sustained.

Future Sales of Common Stock Could Result in a Decline in Market Price.

Following the completion of the merger, the holders 3,750,000 shares of Common Stock are able to sell such shares without registering them under the Securities Act. In addition, we are required to file a registration statement under the Securities Act covering the resale of the shares of Common Stock underlying the Series A Preferred Stock and Warrants sold in the offering, as well as the shares of Common Stock underlying the warrants we issued to Margie Chassman in consideration of her pledge of securities to investors in the offering as described above. Sales of a significant number of shares of Common Stock in the public market could result in a decline in the market price of our Common Stock (to the extent a market develops for our Common Stock).

Penny Stock Regulations May Affect Your Ability To Sell Our Common Stock.

To the extent our Common Stock trades at a price below $5.00 per share, our Common Stock will be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker dealers which sell these securities to persons other than established customers and accredited investors. Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our Common Stock and may make it more difficult for holders of our Common Stock to sell shares to third parties or to otherwise dispose of them.

Our Charter Documents and Nevada Law May Inhibit A Takeover That Stockholders May Consider Favorable.

Provisions in our articles of incorporation and bylaws, and Nevada law, could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their Common Stock. The authorization of undesignated preferred stock, for example, gives our board the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of us, or otherwise adversely affect holders of Common Stock in relation to holders of preferred stock.

Once our Common Stock begins to trade, it may experienced price fluctuations.

A decrease in the market price of our Common Stock could result in substantial losses for investors. The market price of our Common Stock may be significantly affected by, among other things, one or more of the following factors:

•	nnouncements or press releases relating to the medical device industry or to our own business or prospects;

•	regulatory, legislative, or other developments affecting us or the medical device industry generally;

•
the dilutive effect of conversion of our Series A Preferred Stock and exercise of our warrants, or the issuance by us of additional shares of Common Stock or convertible securities, at below current market prices; and

•	general market conditions.

Compliance with changing corporate governance and public disclosure regulations may result in additional expense.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations will require an increased amount of management attention and external resources. In addition, prior to the merger, our current management team was not subject to these laws and regulations, as MedaSorb was a private corporation. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expense and a diversion of management time and attention from revenue-generating activities to compliance activities.

PLAN OF OPERATIONS

We are a development stage company and expect to remain so for at least the next twelve months. We have not generated revenues to date and do not expect to do so until we commercialize and receive the necessary approvals to sell our proposed products. As discussed above, we are preparing to commercialize a blood purification technology that efficiently removes toxic compounds from circulating blood using our proprietary polymer-based adsorbent technology. We believe that our technology will support novel therapeutic approaches to critical health conditions, including sepsis, organ transplant, and post-operative complications of cardiopulmonary bypass surgery.

Our near term goal is focused on conducting clinical trials of our CytoSorb™ product in the treatment of sepsis. Over the next twelve months, provided that we have sufficient funds for our operations, we expect to design and conduct a pilot study of the use of our product on at least 10 sepsis patients. We believe that submission of data from this pilot study to the FDA will allow us to then conduct the pivotal study required for FDA approval of our CytoSorb™ product for sepsis treatment.

Our research and development costs for the years ended December 31, 2004 and 2005, were approximately $2,367,407 and $1,526,743, respectively. MedaSorb has experienced substantial operating losses since inception. As of March 31, 2006, MedaSorb had an accumulated deficit of $59,994,884, which included losses from operations of $3,665,596 for the year ended December 31, 2005 and $1,015,377 for the three-month period ended March 31, 2006. These losses have resulted principally from costs incurred in the research and development of our polymer technology, and general and administrative expenses, which together were approximately $2,162,703 and $426,756 respectively, for the year ended December 31, 2005 and the three months ended March 31, 2006.

Liquidity and Capital Resources

Since its inception, the operations of MedaSorb have been financed through the private placement of its debt and equity securities. At December 31, 2005, MedaSorb had cash of approximately $707,000, an amount sufficient to fund its operations for approximately four months. Due to its losses and available cash at that time, MedaSorb’s audited consolidated financial statements for its year ended December 31, 2005 have been prepared assuming MedaSorb will continue as a going concern, and the auditors’ report on those financial statements expresses substantial doubt about MedaSorb’s ability to continue as a going concern.

Immediately following the closing of the merger, we closed an offering of our securities that resulted in net proceeds to us of approximately $4.5 million, which are expected to be sufficient to fund our operations for the next 15 months, following which we will be required to raise additional capital. There can be no assurance that we will be successful in our capital raising efforts.

In October 2005, MedaSorb entered into an Investment Agreement with Margie Chassman pursuant to which she advanced $1,000,000 to MedaSorb to provide it with operating capital. The advance bears interest at the rate of 6% per annum, and at Ms. Chassman’s option, will be repaid in cash or converted into securities in our next offering of securities no later than December 31, 2006. The advance is subject to earlier repayment in the event we complete an offering of our securities that generates gross proceeds of $5.5 million or more (including the offering we completed following the merger, but excluding proceeds received from certain existing stockholders of ours), in the amount that those proceeds exceed $5.5 million; provided, however, that in the event that less than $6.5 million of gross proceeds are raised in such an offering within 120 days from the date subscription materials are first circulated to potential investors, the balance of the advance from Ms. Chassman then outstanding will, at our option, be converted into the securities sold in that offering.

In connection with the closing of the private placement, we agreed to make a short-term advance to Ms. Chassman in the amount of $500,000 bearing interest at the rate of 6% per annum, the repayment of which may be offset against amounts owed by us to Ms. Chassman under the $1,000,000 advance previously made by her to MedaSorb. The short-term advance will be secured by a pledge of publicly-traded securities with a market value equal to $500,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of Common Stock held of record as of June 30, 2006, by (1) all persons who are owners of 5% or more of our Common Stock, (2) each of our named executive officers (see “Summary Compensation Table”), (3) each director, and (4) all of our executive officers and directors as a group. Each of the stockholders can be reached at our principal executive offices located at 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852.

	SHARES BENEFICIALLY OWNED[1]
	Number	Percent (%)
Beneficial Owners of more than 5% of Common Stock (other than directors and executive officers)
Margie Chassman(2)	7,995,000	33.1%
Guillermina Montiel(3)	5,052,456	20.3%
Margery Germain(4)	2,000,000	8.3%
Robert Shipley (5)	1,248,372	5.0%
Directors and Executive Officers
Al Kraus	1,393,631	5.6%
David Lamadrid	501,704	2.0%
Vince Capponi	418,086	1.7%
Joseph Rubin(6)	127,207	*
James Winchester	52,519	*
Kurt Katz(7)	54,077	*
All directors and executive officers as a group (six persons)(8)	2,547,224	10.2%

*	Less than 1%.

1
Gives effect to the shares of Common Stock issuable upon the exercise of all options exercisable within 60 days of June 30, 2006 and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 24,090,929 shares of the Common Stock outstanding as of June 30, 2006 immediately following the closing of the reverse merger.

2
Margie Chassman is married to David Blech. Mr. Blech disclaims beneficial ownership of these shares. Since 1980 Mr. Blech has been a founder of companies and venture capital investor in the biotechnology sector. His initial venture investment, Genetic Systems Corporation, which he helped found and served as treasurer and a member of the board of directors, was sold to Bristol Myers in 1986 for $294 million of Bristol Myers stock. Other companies he helped found include DNA Plant Technology, Celgene Corporation, Neurogen Corporation, Icos Corporation, Incyte Pharmaceuticals, Alexion Pharmaceuticals and Neurocrine Biosciences. He was also instrumental in the turnaround of Liposome Technology, Inc. and Biotech General Corporation. In 1990 Mr. Blech founded D. Blech & Company, which, until it ceased doing business in September 1994, was a registered broker-dealer involved in underwriting biotechnology issues. In May 1998, David Blech pled guilty to two counts of criminal securities fraud, and, in September 1999, he was sentenced by the U.S. District Court for the Southern District of New York to five years’ probation, which was completed in September 2004. Mr. Blech also settled administrative charges by the Commission in December 2000 arising out of the collapse in 1994 of D. Blech & Co., of which Mr. Blech was President and sole stockholder. The settlement prohibits Mr. Blech from engaging in future violations of the federal securities laws and from association with any broker-dealer. In addition, the District Business Conduct Committee for District No.10 of NASD Regulation, Inc. reached a decision, dated December 3, 1996, in a matter styled District Business Conduct Committee for District No. 10 v. David Blech, regarding the alleged failure of Mr. Blech to respond to requests by the staff of the National Association of Securities Dealers, Inc. (“NASD”) for documents and information in connection with seven customer complaints against various registered representatives of D. Blech & Co. The decision found that Mr. Blech failed to respond to such requests in violation of NASD rules and that Mr. Blech should, therefore, be censured, fined $20,000 and barred from associating with any member firm in any capacity. Furthermore, Mr. Blech was discharged in bankruptcy in the United States Bankruptcy Court for the Southern District of New York in March 2000.

3	Includes 58,472 shares issuable upon exercise of stock options.

4	Includes 1,700,000 shares of Common Stock held directly by Ms. Germain and 300,000 shares of Common Stock held by her minor children.

5	Includes 621,727 shares issuable upon exercise of stock options and warrants.

6	Includes 58,598 shares issuable upon exercise of stock options and warrants.

7	Includes 51,817 shares issuable upon exercise of stock options.

8	Includes 110,415 shares issuable upon exercise of stock options and warrants.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of our directors and executive officers, their ages and the positions they hold. Each such person became an officer and/or director of the Registrant immediately after the closing of the merger and held the same positions set forth below with MedaSorb prior to the merger.

Name	Age	Position

Al Kraus	61	President and Chief Executive Officer, Director

James Winchester, MD	62	Chief Medical Officer

Vincent Capponi	48	Chief Operating Officer

David Lamadrid	35	Chief Financial Officer

Joseph Rubin, Esq.	67	Director

Kurt Katz	73	Director

Al Kraus. Mr. Kraus has more than twenty-five years’ experience managing companies in the dialysis, medical device products, personal computer and custom software industries. He was the President and Chief Executive Officer of MedaSorb since 2003. Prior to joining us, from 2001 to 2003, Mr. Kraus was President and CEO of NovoVascular Inc., an early stage company developing coated stent technology. From 1996 to 1998, Mr. Kraus was President and CEO of Althin Healthcare and from 1998 to 2000, of Althin Medical Inc., a manufacturer of products for the treatment of end stage renal disease. While CEO of Althin, he provided strategic direction and management for operations throughout the Americas. From 1979 to 1985, Mr. Kraus was U.S. Subsidiary Manager and Chief Operating Officer of Gambro Inc., a leading medical technology and healthcare company. Mr. Kraus was the Chief Operating Officer of Gambro when it went public in the United States in an offering led by Morgan Stanley.

James Winchester, M.D. Prior to joining MedaSorb in 2000, Dr. Winchester was Professor of Medicine and Director of Dialysis Programs at Georgetown University School of Medicine for more than 25 years. Dr. Winchester is also the Chief of the Nephrology Division at Beth Israel Medical Center, a position he has held since July 2004. He has published more than 200 articles in scientific and medical journals, and has co-authored eight books in the fields of renal replacement therapy and clinical poisoning management. Dr. Winchester is editor-in chief of Replacement of Renal Function, the most widely used textbook for nephrology fellows. Dr. Winchester has published more articles on hemoperfusion than any other nephrologist in the world. He is widely recognized as one of the world’s leading experts in hemoperfusion and toxicology, and is a former member of the Scientific Advisory Board for Total Renal Care (Davita). Dr. Winchester received his medical degree from the University of Glasgow and is a Fellow of the Royal College of Physicians and Surgeons of Glasgow, and a Fellow of the American College of Physicians.

Vincent Capponi. Mr. Capponi joined MedaSorb as Vice President of Operations in 2002 and became its Chief Operating Officer in July 2005. He has more than 20 years of management experience in medical device, pharmaceutical and imaging equipment at companies including Upjohn, Sims Deltec and Sabratek. Prior to joining MedaSorb in 2002, Mr. Capponi held several senior management positions at Sabratek and its diagnostics division GDS. Mr. Capponi was interim president of GDS diagnostics in 2001. From 1998 to 2000 Mr. Capponi was Senior Vice President and Chief Operating Officer for Sabratek and Vice President Operations from 1996 to 1998. He received his MS in Chemistry and his BS in Chemistry and Microbiology from Bowling Green State University.

David Lamadrid.  Mr. Lamadrid, has been with MedaSorb since 2000. He has over 13 years of business experience in finance and operations. Prior to joining MedaSorb in 2000, Mr. Lamadrid was a financial analyst at Chase Manhattan Bank working in the Middle Market Banking Group. Mr. Lamadrid received his MBA from New York University, a BS in Finance from St. John’s University, and an AAS in Accounting from S.U.N.Y. Rockland.

Joseph Rubin, Esq. Mr. Rubin became a director of MedaSorb in 1997. Mr. Rubin is a founder and Senior Partner of Rubin, Bailin, and Ortoli, LLP an international and domestic corporate and commercial law firm in New York City, where he has practiced law since January 2000. Mr. Rubin also teaches at the Columbia University School of International and Public Affairs, where he is also Executive Director of the International Technical Assistance Program for Public Affairs (ITAP). Mr. Rubin was Adjunct Professor at the Columbia University Graduate School of Business from 1973 to 1994, and taught at Columbia Law School in 1996. Mr. Rubin received his law degree from Harvard Law School, and his B.A., MIA, and M.Phil degrees in political science and international relations from Columbia University.

Kurt Katz, M.Ch.E. Mr. Katz became a director of MedaSorb in 1997. Since retiring from Peabody International Corporation in 1986, Mr. Katz has pursued various business interests. He is currently the Chairman of Polymeric Resources Corporation, a polymer company engaged in the manufacture of nylon and compounding. Mr. Katz served as President and Chief Operating Officer of Peabody, which specializes in energy and environmental products. Mr. Katz served as Executive Vice President and Chief Operating Officer of Peabody from 1981 to 1983, and was a Director from 1977 to 1985. Prior to joining Peabody in 1973, Mr. Katz held a variety of management positions with Westinghouse Electric Corporation, where he served for 18 years and was directly involved in the launching of new products, divisions and subsidiaries. .Mr. Katz has a B.S. and M.S. in chemical engineering, and an MBA.

Audit Committee Financial Expert

The Board of Directors does not have an Audit Committee, and therefor does not have an “audit committee financial expert,” as such term is defined in Item 401(e) of Regulation S-B.

Executive Compensation

The following table sets forth for the periods indicated the compensation MedaSorb paid Al Kraus, our Chief Executive Officer, and each of our other most highly compensated executive officers during the years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards*	Securities Underlying Options

Al KrausChief Executive Officer	2005 2004 2003	173,899 152,301 73,710	150	1,090,680 164,665 138,286	__ __ __

Vincent Capponi, Chief Operating Officer	2005 2004 2003	152,504 133,987 195,501	150	374,383 15,070 7,535	__ __ __
David Lamadrid, Chief Financial Officer	2005 2004 2003	119,257 100,203 115,742	150	450,155 22,605 15,070	__ __ __
Dr. James Winchester Chief Medical Officer	2005 2004 2003	116,541 143,319 233,422	150	__ 16,954 7,535	__ __ __

* These officers were originally issued “Management Units” of MedaSorb Technologies, LLC, a limited liability company. The Management Units were ultimately converted into the number of shares of our Common Stock indicated in the table above following MedaSorb’s conversion to a corporation and reverse merger with Registrant.

Option Grants in Last Fiscal Year

No options were granted to any of the individuals named in the Summary Compensation Table during 2005.

Aggregated Option Exercises in Fiscal 2005 and FY-End Option Values

None of the individuals named in the Summary Compensation Table held any options to purchase our Common Stock or the common stock of MedaSorb as of December 31, 2005.

Director Compensation

Our directors do not receive any cash compensation for their service on the Board of Directors, but from time to time are granted options for their services. In January 2006, each of our non-employee directors was granted an option to purchase 10,000 shares of MedaSorb common stock at an exercise price of $1.25, and in June 2006, our non-employee directors were granted options to purchase an aggregate of 62,536 shares of MedaSorb common stock at an exercise price of $1.25. These options became options to purchase the same number of shares of our Common Stock at the same exercise price following the merger. Our directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board of Directors.

Employment Agreements

Agreement with Chief Executive Officer

MedaSorb entered into an Employment Agreement, dated as of July 18, 2003, with Al Kraus, our Chief Executive Officer. The Employment Agreement provides for an initial five-year term of employment as our Chief Executive Officer. Under the terms of the Employment Agreement, Mr. Kraus receives an annual base salary of $200,000. Under the Employment Agreement, Mr. Kraus was also granted an option to purchase 5% of the outstanding equity interests of MedaSorb (which was then a limited liability company) on a fully-diluted basis, and will be issued additional options so that Mr. Kraus continues to hold options to purchase 5% of our outstanding equity on a fully diluted basis until such time as an aggregate of $20 million of financing has been received by MedaSorb (including Registrant) following the commencement of his employment. In 2005, MedaSorb’s board approved the issuance to Mr. Kraus of “Management Units” of the limited liability company in lieu of the options he was then entitled to under the Employment Agreement. As a result of the conversion of MedaSorb to a corporation and the merger, the Management Units issued under the Employment Agreement were exchanged for 1,393,631 shares of Common Stock. Mr. Kraus will continue to be issued options to purchase Common Stock pursuant to his Employment Agreement so that the combined total of his common stock and common stock issuable upon exercise of his options equals 5% of the Company’s outstanding common stock on a fully diluted basis, until such time as an aggregate of $20 million of financing has been received by us following the commencement of his employment.

In the event that Mr. Kraus’s employment is terminated as a result of his death, his heirs will be entitled to 120-days of salary. In the event Mr. Kraus is terminated for “justifiable cause” we will pay him his accrued and unpaid base salary through the date of termination. If Mr. Kraus’s employment is terminated without cause or in the event of a Change of Control, he will be entitled to one-year’s base salary payable monthly over a period of one year.

Mr. Kraus is prohibited under the Employment Agreement from disclosing any of our confidential information (as defined in the agreement) during the term of his employment and any time thereafter and, following the termination of the agreement with us, from competing with us and directly or indirectly soliciting any of our customers or suppliers for a period of one year, and from soliciting our employees for a period of three years.

Agreement with Chief Operating Officer

MedaSorb entered into an Employment Agreement, dated as of July 1, 2005, with Vincent Capponi, our Chief Operating Officer. The Employment Agreement provides for an initial term of one-year, with automatic annual renewal unless either party provides notice to the other within 120 days prior to the end of the year of its intention not to renew. Under the terms of the Employment Agreement, Mr. Capponi receives an annual base salary of $181,886. Under the Employment Agreement, Mr. Capponi was also granted Management Units equal to 1.5% of the outstanding equity interests of MedaSorb (which was then a limited liability company) on a fully-diluted basis, and was entitled to receive additional Management Units so that Mr. Capponi continued to hold Management Units equal to 1.5% of the outstanding equity of MedaSorb on a fully diluted basis until December 31, 2005. As a result of the conversion of MedaSorb to a corporation and the merger, these Management Units were exchanged for 418,086 shares of our Common Stock

In the event that Mr. Capponi’s employment is terminated as a result of his death, his heirs will be entitled to 120-days of salary. In the event Mr. Capponi is terminated for “justifiable cause” we will pay him his accrued and unpaid base salary through the date of termination. If Mr. Capponi’s employment is terminated without cause or in the event of Change of Control, he will be entitled to one-year’s base salary payable monthly for a period of one year.

Mr. Capponi is prohibited under the Employment Agreement from disclosing any of our confidential information (as defined in the agreement) during the term of his employment and any time thereafter, and following the termination of the agreement with us, from competing with us and directly or indirectly soliciting any of our customers or suppliers for a period of one year, and from soliciting our employees for a period of three years.

Agreement with Chief Financial Officer

MedaSorb entered into an Employment Agreement, dated as of July 1, 2005, with David Lamadrid, our Chief Financial Officer. The Employment Agreement provides for an initial term of one-year, with automatic annual renewal unless either party provides notice to the other within 120 days prior to the end of the year of its intention not to renew. Under the terms of the Employment Agreement, Mr. Lamadrid receives an annual base salary of $135,629. Under the Employment Agreement, Mr. Lamadrid was also granted Management Units equal to 1.8% of the outstanding equity interests of MedaSorb (which was then a limited liability company) on a fully-diluted basis, and was entitled to receive additional Management Units so that Mr. Lamadrid continued to hold Management Units equal to 1.8% of the outstanding equity of MedaSorb on a fully diluted basis until December 31, 2005. As a result of the conversion of MedaSorb to a corporation and the merger, these Management Units were exchanged for 501,704 shares of our Common Stock.

In the event that Mr. Lamadrid’s employment is terminated as a result of his death, his heirs will be entitled to 120-days of salary. In the event Mr. Lamadrid is terminated for “justifiable cause” we will pay him his accrued and unpaid base salary through the date of termination. If Mr. Lamadrid’s employment is terminated without cause or in the event of Change of Control, he will be entitled to one-year’s base salary payable monthly for a period of one year.

Mr. Lamadrid is prohibited under the Employment Agreement from disclosing any of our confidential information (as defined in the agreement) during the term of his employment and any time thereafter, and following the termination of the agreement with us, from competing with us and directly or indirectly soliciting any of our customers or suppliers for a period of one year, and from soliciting our employees for a period of three years.

Agreement with Chief Medical Officer

MedaSorb entered into an Employment Agreement, dated as of July 1, 2004, with Dr. James Winchester, our Chief Medical Officer. The Employment Agreement provides for an initial term of one-year, with automatic annual renewal unless either party provides notice to the other within 90 days prior to the end of the year of its intention not to renew. Under the terms of the Employment Agreement, Dr. Winchester receives an annual base salary of $120,000.

Dr. Winchester is prohibited under his Employment Agreement from disclosing any of our confidential information (as defined in the agreement) during the term of his employment and any time thereafter, and following the termination of this agreement with us, from competing with us and directly or indirectly soliciting any of our customers, suppliers or employees for a period of one year.

During the period of March 2004 to February 2005, Al Kraus, Vincent Capponi, David Lamadrid and Dr. James Winchester agreed to forego salary in the amounts of $66,667, $60,000, $45,000, and $32,772 respectively. These amounts will be paid to these individuals at such time as we generate gross proceeds from the sale of our securities of $5,000,000, including sales we effected upon completion of the merger.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2005, MedaSorb entered into an Investment Agreement with Margie Chassman pursuant to which she advanced $1,000,000 to MedaSorb to provide it with operating capital. The advance bears interest at the rate of 6% per annum, and at Ms. Chassman’s option, will be repaid in cash or converted into securities in our next offering of securities no later than December 31, 2006. The advance is subject to earlier repayment in the event we complete an offering of our securities that generates gross proceeds of $5.5 million or more (including the offering we completed following the merger, but excluding proceeds received from certain existing stockholders of ours), in the amount that those proceeds exceed $5.5 million; provided, however, that in the event that less than $6.5 million of gross proceeds are raised in such an offering within 120 days from the date subscription materials are first circulated to potential investors, the balance of the advance from Ms. Chassman then outstanding will, at our option, be converted into the securities sold in that offering.

In consideration for funding the $1 million advance, Ms. Chassman and her designees were issued an aggregate of 10 million shares of Common Stock. These shares of Common Stock are subject to a 12-month lock-up agreement and a voting agreement entitling MedaSorb to voting rights with respect to such shares until the earlier to occur of a transfer of those shares to an unrelated third party or the expiration of two years.

In connection with the closing of the private placement, we agreed to make a short-term advance to Ms. Chassman in the amount of $500,000 bearing interest at the rate of 6% per annum, the repayment of which may be offset against amounts owed by us to Ms. Chassman under the $1,000,000 advance previously made by her to MedaSorb. The short-term advance will be secured by a pledge of publicly-traded securities with a market value equal to $500,000.

In connection with the sale of the Series A Preferred Stock and Warrants to the investors, Margie Chassman agreed to pledge certain securities held by her to the investors, which such investors may sell to ensure they do not suffer a loss on their investment in the first year following the date of their investment. In consideration of her pledge to these investors, we agreed to pay Ms. Chassman (i) $525,000 in cash, and (ii) five-year warrants to purchase 10% of the shares of Series A Preferred Stock and 10% of the Warrants sold to these investors for an exercise price equal to the price paid by the investors in the private placement.

In August 2003, in order to induce Guillermina Vega Montiel, a principal stockholder of ours, to make an additional investment in MedaSorb, we granted Ms. Montiel a perpetual royalty equal to three percent of all gross revenues received by us from sales of CytoSorbTM in the applications of sepsis, cardiopulmonary bypass surgery, organ donor, chemotherapy and inflammation control application.

Joseph Rubin is a director of ours and performs legal services from time to time. At December 31, 2005, we owed Mr. Rubin’s firm approximately $173,000 in respect of legal services provided by his firm to MedaSorb

DESCRIPTION OF SECURITIES

Our total authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.001 per share and 100,000,000 shares of preferred stock, par value $.001 per share. After the closing of the reverse merger and the closing of the private placement completed on the same date, 24,090,929 shares of Common Stock were issued and outstanding, and 8,000,000 shares of preferred stock had been designated as Series A 10% Cumulative Convertible Preferred Stock, of which 5,250,000 shares were issued and outstanding.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Incorporation and By-laws, and by the provisions of applicable Nevada law.

Common Stock

Holders of our Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors from time to time may determine. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation. Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on Common Stock. Such provisions may also include restrictions on our ability to purchase shares of Common Stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of Common Stock. In the event of our dissolution, liquidation or winding up, the holders of the preferred stock will receive, in priority over the holders of Common Stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of Common Stock in the event of our liquidation.

Series A 10% Cumulative Convertible Preferred Stock

We have designated 8,000,000 shares of our preferred stock as Series A 10% Cumulative Convertible Preferred Stock (“Series A Preferred Stock”), of which 5,250,000 shares were issued in an offering that we closed immediately following the consummation of the merger. Each share of Series A Preferred Stock has a stated value of $1.00, is convertible at the holder’s option into that number of shares of our Common Stock equal to the stated value of such share of Series A Preferred Stock divided by an initial conversion price of $1.25. Upon the occurrence of a stock split, stock dividend, combination of our Common Stock into a smaller number of shares, issuance of any of our shares or other securities by reclassification of our Common Stock, merger or sale of substantially all of our assets, the conversion rate will be adjusted so that the conversion rights of the Series A Preferred Stock stockholders will be equivalent to the conversion rights of the Series A Preferred Stock stockholders prior to such event. In addition, in the event we sell shares of our Common Stock (or the equivalent thereof) following the issuance of shares of Series A Preferred Stock at a price of less than $1.25 per share, the conversion price of the shares of Series A Preferred Stock will be reduced to such lower price.

The Series A Preferred Stock bears a dividend of 10% per annum payable quarterly, commencing September 30, 2006, at our election in cash or additional shares of our Series A Preferred Stock valued at the stated value thereof; provided, however, that we must pay the dividend in cash if an “Event of Default” as defined in the Certificate of Designation designating the Series A Preferred Stock has occurred and is then continuing. In addition, upon an Event of Default, the dividend rate increases to 20% per annum. An Event of Default includes, but is not limited to, the following:

•
the occurrence of “Non-Registration Events” including, the failure to cause a registration statement registering the shares of Common Stock underlying the Series A Preferred Stock and Warrants issued in connection therewith to be effective within 240 days following the closing of the private placement;

•	an uncured breach by us of any material covenant, term or condition in the Certificate of Designation or any of the related transaction documents; and

•	any money judgment or similar final process being filed against us for more than $100,000.

In the event of our dissolution, liquidation or winding up, the holders of the Series A Preferred Stock will receive, in priority over the holders of Common Stock, a liquidation preference equal to the stated value of such shares plus accrued dividends thereon.

The Series A Preferred Stock is not redeemable at the option of the holder but may be redeemed by us at our option following the third anniversary of the issuance of the Series A Preferred Stock for 120% of the stated value thereof plus any accrued but unpaid dividends upon 30 days' prior written notice, during which time the Series A Preferred Stock may be converted, provided a registration statement is effective under the Securities Act with respect to the Common Stock into which such Preferred is convertible and an Event of Default is not then continuing.

Holders of Series A Preferred Stock do not have the right to vote on matters submitted to the holder of our Common Stock.

The registration rights provided for in the subscription agreement we entered into with the purchasers of the Series A Preferred Stock:

•
require that we file a registration statement with the SEC on or before 120 days from the closing to register the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants, and cause such registration statement to be effective within 240 days following the closing; and

•
entitles each of these investors to liquidated damages in an amount equal to two percent (2%) of the purchase price of the Series A Preferred Stock if we fail to timely file that registration statement with, or have it declared effective by, the SEC.

The transaction documents we entered into with the purchasers of the Series A Preferred Stock also provide for various penalties and fees for breaches or failures to comply with provisions of those documents, such as the timely payment of dividends, delivery of stock certificates, and obtaining and maintaining an effective registration statement with respect to the shares of Common Stock underlying the Series A Preferred Stock and warrants sold in the offering.

In addition, both the conversion price of the Series A Preferred Stock and the exercise price of the Warrants are subject to “full-ratchet” anti-dilution provisions, so that upon future issuances of our Common Stock or equivalents thereof, subject to specified customary exceptions, at a price below the conversion price of the Series A Preferred Stock and/or exercise price of the Warrants, such conversion price and/or exercise price will be reduced to such lower price, further diluting holders of our Common Stock.

Market for Registrant’s Common Equity and Related Stockholder Matters

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “GDRE”, but to date, no trades in our Common Stock have been reported. Immediately following the closing of the merger, but before giving effect to the private placement, there were outstanding options and warrants to purchase an aggregate of 1,697,648 shares of our Common Stock, and certain providers of legal services had the right to acquire approximately 997,000 shares of our Common Stock. Of the 24,090,929 shares of our Common Stock outstanding immediately following the merger 3,750,000 shares were eligible for resale under Rule 144 under the Securities Act. In addition, we are obligated to file a registration statement under the Securities Act registering the resale of the 7,260,000 shares of Common Stock underlying the shares of Series A Preferred Stock and Warrants we issued in the offering that closed immediately following the merger.

The number of holders of record for our Common Stock immediately after giving effect to the merger was approximately 415.

We have not paid any dividends on our Common Stock since our inception and do not intend to pay any cash dividends to our stockholders in the foreseeable future. In addition, the terms of our Series A Preferred Stock prohibit the payment of dividends on our Common Stock.

Equity Compensation Plan Information

The following table summarizes outstanding options as of June 30, 2006, after giving effect to the merger.  The Registrant had no options outstanding prior to the merger, and all of the options below were issued in connection with the merger to former option holders of MedaSorb.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders`	0	n/a	400,000(1)

Equity compensation plans not approved by stockholders	594,003	$23.88	2,298,300(2)

Total	594,003	$23.88	2,698,300

1.	Represents options that may be issued under our 2003 Stock Option Plan.

2.	Represents options that may be issued under our 2006 Long-Term Incentive Plan.

Changes in and Disagreements with Accountants.

Effective on the closing of the merger, our Board of Directors dismissed BDO Dunwoody LLP as our independent accountants and engaged WithumSmith+Brown, MedaSorb’s accountants prior to the merger.  For further information on the change in our accountants, see item 4.01 of this Current Report on Form 8-K.

Recent Sales of Unregistered Securities

In connection with the Merger, we issued 20,340,929 shares of our Common Stock to the former stockholders of MedaSorb in exchange for all the issued and outstanding shares of MedaSorb Common Stock, and issued stock options and warrants to purchase a total of 1,697,648 shares of our Common Stock in exchange for the cancellation of all outstanding warrants and stock options of MedaSorb, with the warrants and options issued by us having the same exercise prices and other terms as the cancelled warrants and stock options to purchase MedaSorb Common Stock. The shares of Common Stock issued in the merger were issued in reliance on the exemption from registration afforded by Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering. Accordingly, all of such shares are “restricted securities” and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

In addition, immediately following the merger, we sold 5,250,000 shares of our Series A Preferred Stock to four institutional investors in a private offering exempt from registration pursuant to Section 4(2) and Regulation D (Rule 506) under the Securities Act. The shares of Series A Preferred Stock we issued are initially convertible into 4,200,000 shares of our Common Stock. In conjunction with the issuance of the Series A Preferred Stock to the investors, we issued to them, for no additional consideration, five-year Warrants to purchase an aggregate of 2,100,000 shares of Common Stock at the exercise price of $2.00 per share, subject to adjustment in certain cases as set forth in the Warrants. We also granted these purchasers registration rights with respect to the Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants issued in the private placement. The rights, preferences and other terms of the Series A Preferred Stock and the private placement of these securities are described further above under “Series A Preferred Stock”. Additional information with respect to this offering is provided above in Item 1.01 of this Current Report on Form 8-K.

Indemnification of Officers and Directors

Our Articles of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Nevada law. Additionally, we have included in our By-laws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Nevada General Corporation Law. The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing, or otherwise, the company has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the disclosure made under Items 1.01 and 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

ITEM 4.01. Changes in Registrant’s Certifying Accountant

Immediately following the closing of the merger, our Board of Directors dismissed BDO Dunwoody LLP as our independent accountants and engaged WithumSmith+Brown, the accountants of MedaSorb prior to the merger, as our new independent accountants.

The audit reports of BDO Dunwoody on the financial statements of Gilder Enterprises, Inc. as of May 31, 2005 and 2004 and for the years then ended did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports were prepared assuming “the Company will continue as a going concern” and stated that “as discussed in Note 1 to the consolidated financial statements, the Company had accumulated operating losses of $169,199 since its inception and has a working capital deficit of $67,768. These condition raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan in regard to these matters are described in Note 1.  These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty”.

During the two most recent fiscal years of Gilder Enterprises, Inc. and the subsequent interim period through February 28, 2006, there were no disagreements between Gilder Enterprises, Inc. and BDO Dunwoody as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Dunwoody, would have caused BDO Dunwoody to make reference in their reports on the financial statements for such years to the subject matter of the disagreement.

Item 5.01. Changes in Control of Registrant

As described in more detail under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference, as a result of the merger, a change in control of the Registrant has occurred.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Concurrently with the closing of the merger, Joseph G. Bowes, who was our sole director and officer prior to the merger, appointed Al Kraus, Joseph Rubin, Esq., and Kurt Katz to the Board of Directors, and then resigned from the Board and from his positions as an officer. In addition, at such time, Al Kraus was appointed Registrant’s President and Chief Executive Officer, James Winchester, MD was appointed Registrant’s Chief Medical Officer, Vincent Capponi was appointed Registrant’s Chief Operating Officer and David Lamadrid was appointed our Chief Financial Officer.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under the heading “Directors and Executive Officers” under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As a result of the merger, our fiscal year was changed to a calendar year. Because reverse merger accounting dictates that the historical financial statements of MedaSorb are now our financial statements, we will not file a transition report. Exhibit 99.1 to this Current Report on Form 8-K includes MedaSorb’s annual financial statements for the years ended December 31, 2005 and 2004. Our next Annual Report on Form 10-KSB will cover the complete 12-month period ended December 31, 2006.

Item 5.06. Change in Shell Company Status

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of business acquired.

Audited financial statements of MedaSorb (formerly MedaSorb Technologies, LLC) for the fiscal years ended December 31, 2004 and 2005 are filed as Exhibit 99.1 to this Current Report on Form 8-K and unaudited financial statements of MedaSorb for the interim period ended March 31, 2006 are filed as Exhibit 99.2 to this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

Pro forma financial statements for the Registrant reflecting the merger are filed as Exhibit 99.3 to this Current Report on Form 8-K.

(d) Exhibits.

Exhibit 2.1	Agreement and Plan of Merger, dated as of June 29, 2006, by and among Gilder Enterprises, Inc., MedaSorb Corporation and MedaSorb Acquisition Inc.

Exhibit 3.1	Articles of Incorporation of Gilder Enterprises, Inc. (filed as Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed on March 29, 2004, and incorporated herein by reference).

Exhibit 3.2	By-Laws of Gilder Enterprises, Inc. (filed as Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed on March 29, 2004, and incorporated herein by reference).

Exhibit 4.1	Certificate To Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, And Relative Rights Of Series A 10% Cumulative Convertible Preferred Stock, $.001 Par Value Per Share

Exhibit 4.2	Form of Warrant issued to purchasers of Series A Preferred Stock, dated June __, 2006.

Exhibit 4.3	Subscription Agreement, dated as of June 30, 2006, by and among Gilder Enterprises, Inc. and the purchasers party thereto.

Exhibit 10.1	Employment Agreement, dated as of July 18, 2003, between Al Kraus and MedaSorb Technologies, LLC.

Exhibit 10.2	Employment Agreement, dated as of July 1, 2005, between Vincent Capponi and MedaSorb Technologies, LLC.

Exhibit 10.3	Employment Agreement, dated as of July 1, 2005, between David Lamadrid and MedaSorb Technologies, LLC.

Exhibit 10.4	Employment Agreement, dated as of July 1, 2004, between Dr. James Winchester and MedaSorb Technologies, LLC.

Exhibit 10.5	Gilder Enterprises, Inc. 2006 Long Term Incentive Plan.

Exhibit 99.1	Audited financial statements of MedaSorb for the fiscal years ended December 31, 2004 and 2005.

Exhibit 99.2	Unaudited financial statements of MedaSorb for the three month interim period ended March 31, 2006.

Exhibit 99.3	Pro forma financial statements of the Registrant reflecting the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2006

GILDER ENTERPRISES, INC.

By:	/s/ Al Kraus
Al Kraus, President and Chief Executive Officer

EXHIBIT INDEX

No.	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of June 29, 2006, by and among Gilder Enterprises, Inc., MedaSorb Corporation and MedaSorb Acquisition Inc.

Exhibit 3.1	Articles of Incorporation of Gilder Enterprises, Inc. (filed as Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed on March 29, 2004, and incorporated herein by reference).

Exhibit 3.2	By-Laws of Gilder Enterprises, Inc. (filed as Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed on March 29, 2004, and incorporated herein by reference).

Exhibit 4.1	Certificate To Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, And Relative Rights Of Series A 10% Cumulative Convertible Preferred Stock, $.001 Par Value Per Share

Exhibit 4.2	Form of Warrant issued to purchasers of Series A Preferred Stock, dated June __, 2006.

Exhibit 4.3	Subscription Agreement, dated as of June 30, 2006, by and among Gilder Enterprises, Inc. and the purchasers party thereto.

Exhibit 10.1	Employment Agreement, dated as of July 18, 2003, between Al Kraus and MedaSorb Technologies, LLC.

Exhibit 10.2	Employment Agreement, dated as of July 1, 2005, between Vincent Capponi and MedaSorb Technologies, LLC.

Exhibit 10.3	Employment Agreement, dated as of July 1, 2005, between David Lamadrid and MedaSorb Technologies, LLC.

Exhibit 10.4	Employment Agreement, dated as of July 1, 2004, between Dr. James Winchester and MedaSorb Technologies, LLC.

Exhibit 10.5	Gilder Enterprises, Inc. 2006 Long Term Incentive Plan.

Exhibit 99.1	Audited financial statements of MedaSorb for the fiscal years ended December 31, 2004 and 2005.

Exhibit 99.2	Unaudited financial statements of MedaSorb for the three month interim period ended March 31, 2006.

Exhibit 99.3	Pro forma financial statements of the Registrant reflecting the merger.